Exhibit 4.1

Transfer Restricted - See Reverse Side Hereof State of Delaware Specimen Iron Mountain REIT, Inc. Common stock No. **o** **** Shares President Secretary $0.01

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFERABILITY AND OWNERSHIP THAT ARE SPECIFIED IN THE CERTIFICATE OF INCORPORATION OF THE COMPANY. THE COMPANY WILL FURNISH A COPY OF THE APPLICABLE RESTRICTIONS ON TRANSFERABILITY AND OWNERSHIP TO THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE ON REQUEST AND WITHOUT CHARGE.